Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated November 26, 2018 Relating to Preliminary Prospectus Supplement dated November 26, 2018 Registration Statement No. 333-223960

INDOOR POSITIONING ANALYTICS NASDAQ: INPX COMPANY PRESENTATION NOVEMBER 26, 2018

© 2018 Copyright Inpixon | All Rights Reserved 2 SAFE HARBOR STATEMENT INDOOR POSITIONING ANALYTICS Safe Harbor Statement under the Private Securities Litigation Act • This presentation includes forward - looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 . These forward - looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control . Actual events and results may differ materially from those anticipated, estimated, projected or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect . Factors that could affect actual results include but are not limited to product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations, results of litigation, problems with technology, and/or other factors outside the control of Inpixon, Inc . and its subsidiaries (the “Company”) . • The forward - looking statements included in this presentation are based on our current expectations, estimates and projections, and the underlying assumptions thereof, about the Company’s operations, industry, financial condition and liquidity, as of the date hereof . Statements containing words such as “expect”, “believe”, “should”, “anticipate”, “intend”, plan”, “may”, “will”, or similar expressions constitute forward - looking expressions . These forward - looking statements include, but are not limited to, statements about our proposed acquisitions, our anticipated cash flow balances, the future of the Internet Services market, our projected user base, our planned services and marketing initiatives, our ability to compete successfully in our industry, projected operating expenses, projected operating efficiencies, revenues, and capital requirements, and our projected cash position . • Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict . Therefore our actual results could differ materially and adversely from those expressed in any forward - looking statements . The Company undertakes no obligation to publicly update any forward - looking statement, whether as a result of new information, future events or otherwise . Statements in this presentation, including factors that we believe may impact our results, are not intended to be exclusive . Additional factors that could cause results to differ materially from those described in the forward - looking statements can be found in the Company’s Annual Report on Form 10 - K and other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site ( www . sec . gov ) . • The Company has previously filed a Registration Statement on Form S - 3 (File No . 333 - 223960 ) (including a prospectus dated June 5 , 2018 ) with the SEC for the offering for which this presentation relates, which Registration Statement has been declared effective . A preliminary prospectus supplement dated November 26 , 2018 and accompanying prospectus relating to the offering have been filed with the SEC . Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus, any amendments or supplements thereto and other documents the Company has filed with the SEC for more complete information about the Company and the offering . The preliminary prospectus supplement, the accompanying prospectus, and the Registration Statement, as may be amended or supplemented from time to time, may be accessed through the SEC’s website at www . sec . gov . Alternatively, electronic copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2 nd Floor, New York, NY 10174 , Attention Syndicate Department, email : syndicate@maximgrp . com or telephone (212) 895 - 3745 . This presentation contains statistics and other data that has been obtained from or compiled from information made available by third parties service providers . The Company has not independently verified such statistics or data . The information presented in this presentation is as of November 26 , 2018 unless indicated otherwise .

INPIXON IS REDEFINING THE INDOORS INDOOR POSITIONING ANALYTICS • Capture 100% of the Devices • Wireless • Wi - Fi • Bluetooth • 100% Anonymity Indoor Positioning Data Analytics & Intelligence © 2018 Copyright Inpixon | All Rights Reserved 3 • Designed for real - time analytics • Blockchain technology • Artificial Intelligence • Voice User Interface • Adaptive API • Intelligence and Security efficacy

DIGITIZING PHYSICAL LOCATIONS INDOOR POSITIONING ANALYTICS © 2018 Copyright Inpixon | All Rights Reserved 4 Advanced analytics is the technology most retailers (88%) believe will change their organization during the next five years, having a particular impact in areas where complex algorithms and machine learning can be utilized, such as customer understanding. Annual Retail IT spend is over $205 Billion per year Gartner Market Insight 2017: Source: Gartner Market Insight: What Retailers Want From Technology and Service Providers in 2017

SECURING THE AIRWAVES INDOOR POSITIONING ANALYTICS © 2018 Copyright Inpixon | All Rights Reserved 5 Cyber crime damages are estimated to cost the world $6 trillion annually by 2021, up from $3 trillion in 2015. This could represent the greatest transfer of economic wealth in history, risks the incentives for innovation and investment, and may be more profitable than the global trade of all major illegal drugs combined. BYOD Epidemic Sensitive Data is at Risk Unauthorized Recordings Source: https://www.csoonline.com/article/3153707/security/top - 5 - cybersecurity - facts - figures - and - statistics.html

GARTNER REPORTS INPIXON IPA DOES BOTH INDOOR POSITIONING ANALYTICS © 2018 Copyright Inpixon | All Rights Reserved 6 “Inpixon offers an Indoor Positioning Analytics (IPA) solution that combines different wireless technology signals (Wi - Fi, cellular, Bluetooth, RF) as well as other IoT sensors to contextualize the data for applied business intelligence and data visualization tools for better report generation and dashboard creation.” “Inpixon IPA is also used for physical cybersecurity where wireless devices and IoT sensors can be registered and authorized in a particular premises or zones to weed out intruders. The system can also detect if any device is involved in nefarious or suspected malicious activities.” INTELLIGENCE SECURITY

MARKET SIZE IS GROWING INDOOR POSITIONING & ANALYTICS Over 2,000,000 Acres of covered space needs IPA The global indoor location market size is expected to grow from USD 7.11 Billion in 2017 to USD 40.99 Billion by 2022 [Source: Markets & Markets] $7.11 Billion 2017 $40.99 Billion 2022 CAGR 42% Indoor Location Market

© 2018 Copyright Inpixon | All Rights Reserved 8 IPA IS NEEDED EVERYWHERE INDOOR POSITIONING ANALYTICS SHOPPING MALLS AIRPORTS HOSPITALS BANKS OFFICES SHOWS & ARENAS UNIVERSITIES MANUFACTURING GOVT. AGENCIES HOSPITALITIES

LOCATIONAL INTELLIGENCE & DIGITIZED IN - STORE EXPERIENCE INDOOR POSITIONING ANALYTICS © 2018 Copyright Inpixon | All Rights Reserved 9 AR & VR Digital Display NFC RFID IoT Campaign Big Data IPA Data Science Platform

SECURITY DOME VISUALIZATION INDOOR POSITIONING ANALYTICS © 2018 Copyright Inpixon | All Rights Reserved 10 Inpixon zone breach alert ALERT: Unknown mobile device entered secure conference room at 11:32:16AM on 06/17/17.

© 2018 Copyright Inpixon | All Rights Reserved 11 COMPREHENSIVE IPA SOLUTION PORTFOLIO INDOOR POSITIONING ANALYTICS

© 2018 Copyright Inpixon | All Rights Reserved 12 RAPID OUTREACH THROUGH SECURITY CHANNEL PARTNERS INDOOR POSITIONING ANALYTICS VIDEO SURVILLANCE INSTALLERS RFID ASSEST MANAGEMENT ELECTRONIC DOOR READER INSTALLERS Introduce the IPA Physical CyberSecurity to the Security Door Reader installers to upsell to their existing customers IDENTITY & ACCESS MANAGEMENT PROVIDER IPA adds robust security to multifactor authentication and device management to existing enterprise users The video camera installers are expert in PoE connections and knowledge about customer premises to introduce IPA Partners in Hospital, Airport, Manufacturing and other industry solution providers will add IPA to its list of offerings.

SUBSCRIPTION MODEL INDOOR POSITIONING ANALYTICS 1 acre equals 43 , 000 sq . feet . Sensor costs $ 1 per sq . foot ; installation costs $ 1 per sq . foot ; maintenance $ 0 . 75 per sq . foot annually . Data subscription from that acre will be $ 3 per sq . foot/year totaling $ 129 , 000 . EXAMPLE: © 2018 Copyright Inpixon | All Rights Reserved 13 Sensor Cost Installation Cost Maintenance Cost Revenue Margin

DATA MONETIZATION INDOOR POSITIONING ANALYTICS $$$$ $$ $$$ $$$ $$$ $$$ Resource Allocation Gain operational intelligence and trend analysis Reduce Risk Use device reputation and device fingerprinting to prevent theft and fraud Evaluate Programs Verify profitability of promotional events with accurate data Location Big Data External monetization of visitor and venue data Location Advertising Enable promotional and loyalty programs Location Analytics Internal and Brand tenant performance optimization © 2018 Copyright Inpixon | All Rights Reserved 14 WE MAKE MONEY THEY SAVE MONEY

© 2018 Copyright Inpixon | All Rights Reserved 15 INPIXON IPA AI EVOLUTION INDOOR POSITIONING ANALYTICS Collect Location Data + Analyze Data + Intake Big Data + Deliver Intelligence Integrate Online User Data + Location User Data + Buying Preference Data + Build Omnichannel Persona Attribute to User Persona Social Media + Deliver Real - time Content on Device + Deliver to Digital Display on Location + Engage to Complete the Sales Process

© 2018 Copyright Inpixon | All Rights Reserved 16 PURPOSE - BUILT TECHNOLOGY & SERVICES INDOOR POSITIONING ANALYTICS Indoor Position Analytics Wi - Fi Discovery Cellular Discovery Bluetooth Discovery Sub - 10ft Accuracy Unmanaged Device Discovery Full solution Partial or limited Weak or not available

IPA vs. Wi - Fi INDOOR POSITIONING ANALYTICS © 2018 Copyright Inpixon | All Rights Reserved 17 Data Collection Accuracy Coverage Cell, Wi - Fi, BLE, RF 3 - 5 Meters 00.06 secs Wi - Fi only 15 - 20 Meters 03.00 mins Detection Approximately 80% of visitors Approximately 10% of visitors

GLOBAL PIPELINE & CUSTOMER BASE INDOOR POSITIONING ANALYTICS North America Latin America Europe Africa Asia Australia © 2018 Copyright Inpixon | All Rights Reserved 18 CUSTOMER 60 ACRES PIPELINE 650 ACRES CUSTOMER 2 ACRES PIPELINE 20 ACRES CUSTOMER 12 ACRES PIPELINE 20 ACRES CUSTOMER 30 ACRES PIPELINE 350 ACRES CUSTOMER 30 ACRES PIPELINE 200 ACRES CUSTOMER 22 ACRES PIPELINE 30 ACRES

19 INDOOR POSITIONING ANALYTICS Inpixon (INPX) ( as of 11 /19/ 18) Market Cap $5,299,288 Basic Shares Outstanding 1,581,880 Fully Diluted Shares Outstanding: Options 67,192 W arrants Outstanding (not including shares that may be issued pursuant to anti - dilution provisions ) 2,368,434 Series 4 Convertible Preferred Stock (not including shares that may be issued pursuant to anti - dilution provisions) 141 Convertible Debt 3,136 IR Shares to be Issued 1,100 Fully Diluted Shares Outstanding Total 4,021,883 Total Debt $3,143,145 INPIXON CAPITALIZATION TABLE

20 INDOOR POSITIONING ANALYTICS For the year ended December 31 st (in 000’s) 2017 IPA Product Revenue $3,936 VAR Revenue $41,198 Total Revenues $45,134 Gross Profit $10,822 Gross Margin % 24% Net Loss ($35,030) For the nine months ended September 30 th (in 000’s) 2018 IPA Product Revenue $554 IPA Service Revenue $2,073 Total Revenues $2,627 Gross Profit $1,809 Gross Margin % 69% Net Loss ($17,278) INPIXON FINANCIALS

INDOOR POSITIONING ANALYTICS

INPIXON LEADERSHIP TEAM



Nadir Ali
Chief Executive Officer
- Oversee strategy direction and operations of the company
- Prior experience: Tira Capital; Isadra; Deloitte Consulting
- BA, University of California, Berkeley



Soumya Das
Chief Operating Officer
- Leads sales, marketing, and channel alliance
- Prior experience: Identiv; SecureAuth; Oracle; Opentext
- MBA, UK; BBM, Andhra University, India



Wendy Loundermon
Vice President of Finance
- Oversees the financial and administrative units
- Prior experience: Sysorex Government
- BS in Accounting and MS in Taxation from George Mason University



Adam Benson
Chief Technology Officer
- Leads software and hardware engineering
- Prior experience: Cadillac Fairview Corporation; VMG Strategic Consulting; AME Supply



Shirish Tangirala
Chief Product Officer
- Leads product management and customer service
- Prior experience: NCGS and Global Medical Informatics
- BE in Civil Engineering majoring in Computer Applications, India



David Westgate
Executive Vice President of IT Operations
- Oversees the cloud infrastructure, and corporate networks,
- Prior experience: U.S. Air Force, McBride and Associates

inpixon

© 2018 Copyright Inpixon | All Rights Reserved

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WE ARE CYBERNATING INDOOR DESTINATIONS BY CONNECTING THE PHYSICAL AND DIGITAL WORLDS INDOOR POSITIONING ANALYTICS PATENTED TECHNOLOGY Capture anonymous visitor data from any mobile device IoT HUB Provide location and user context to all future IoT apps DATA SUBSCRIPTION Continue to collect richer data and offer better intelligence